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                                   EXHIBIT 11
                              HMN FINANCIAL, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


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                                                                                  Year Ended December 31,
                                                                       --------------------------------------------
Computation of Earnings Per Common Share:                                 1998             1997            1996
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
Weighted average number of common shares out-
 standing used in basic earnings per common
 share calculation............................................          4,923,392        5,525,033      6,473,115

Net dilutive effect of:
 Options......................................................            323,593          314,082         82,257
 Restricted stock awards......................................             51,141           76,151        100,505
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Weighted average number of shares outstanding
 adjusted for effect of dilutive securities ..................          5,298,126        5,915,266      6,655,877
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Income available to common shareholders .....................         $ 4,057,680        5,578,866      4,274,349

Basic earnings per common share...............................        $      0.82             1.01           0.66

Diluted earnings per common share.............................        $      0.77             0.94           0.64
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